Skye Bioscience Expands Board of Directors
with the Appointment of Life Sciences Executive Keith W. Ward, PhD

Skye Bioscience Announces Promotion of Tu Diep, MSc to Chief Development Officer

SAN DIEGO, CA, Dec 15, 2021 -- Skye Bioscience, Inc. (OTCQB: SKYE) ("Skye" or the "Company"), a biopharmaceutical company developing proprietary, synthetic cannabinoid-derived molecules to treat glaucoma and other diseases with significant unmet need, has appointed Keith W. Ward, PhD, to its board of directors and promoted Tu Diep, MSc to Chief Development Officer, effective immediately.

"We are very pleased to welcome Dr. Ward, an industry leader with considerable ophthalmic drug development, translational science, and operational experience, to our board as the Company advances its novel cannabinoid-based therapy into the clinic," said Punit Dhillon, CEO of Skye Bioscience. "We look forward to benefiting from the industry insights and valuable counsel Dr. Ward will bring to the company."

Keith W. Ward, PhD, is a life sciences executive with over 25 years of experience in the biotech and pharmaceutical industry. Dr. Ward currently serves as President and Chief Executive Officer of InterveXion Therapeutics, a private clinical-stage biotech company developing immunotherapies for substance use disorders.

Prior to joining InterveXion, Dr. Ward served as Executive Vice President and Chief Development Officer for Reata Pharmaceuticals, where he led research and development, clinical operations, regulatory affairs, manufacturing, and project management. Before that, Dr. Ward developed ophthalmic pharmaceuticals and medical devices as Global Vice President of Pharmaceutical R&D for Bausch & Lomb. Dr. Ward has also held positions of increasing responsibility within GlaxoSmithKline and SmithKline Beecham Pharmaceuticals. Dr. Ward earned a BSc in toxicology with a minor in chemistry from Northeast Louisiana University and a PhD in toxicology from the University of North Carolina at Chapel Hill.

Additionally, Skye Bioscience announced the internal promotion of Tu Diep to Chief Development Officer (CDO). Mr. Diep most recently served as Senior Vice President of Development at Skye.

"Tu's vigor and passion for our work and extensive experience in drug development have made him an invaluable member of the team. We are thrilled to increase his responsibilities and welcome him as an executive officer to the team," said Punit Dhillon, Chief Executive Officer of Skye. "As we continue to advance our cannabinoid-based therapies, we are constantly evaluating the therapeutic landscape for new opportunities to expand our pipeline and best serve patients with significant unmet medical needs. Tu's humble conviction in pursuing these goals will be instrumental in expanding and evolving our pipeline."

As CDO, Mr. Diep is primarily responsible for overseeing and executing Skye's research strategy, advancing discovery programs through target validation, and leading optimization toward development candidate nominations and IND filings.

Mr. Tu Diep brings more than 15 years of scientific and clinical research experience to Skye Bioscience.
Prior to joining Skye, Mr. Diep was at Protox Therapeutics Inc. (now Sophiris Bio Inc.), a company developing a highly targeted, minimally invasive treatment for benign prostatic hyperplasia and prostate cancer. While at Protox, Mr. Diep held several positions with increasing responsibility, where he gained extensive experience in preclinical research and development, clinical protocol development and design, clinical operations, and biologics manufacturing. Prior to leaving Protox, he was integrally involved in solidifying a $75 million regional partnership with a Japanese pharmaceutical company and securing a $35 million investment from the private equity firm Warburg Pincus.

In 2011, Mr. Diep joined OncoSec Medical Inc. as a founding employee. He led the development and initiation of the Company's lead program, tavokinogene telsaplasmid (TAVO), an intratumoral gene therapy using DNA plasmid-encoding interleukin-12. As a key member of OncoSec's executive management team, he spearheaded a key clinical collaboration with Merck to evaluate the combination of TAVO plus pembrolizumab, Merck's leading anti-PD-1 antibody for the treatment of metastatic melanoma.

Following OncoSec, Mr. Diep held positions as VP, Strategic Operations for a global cannabis investment company. He was Director, Business Process for a private next-generation sequencing start-up, Element Biosciences. Mr. Diep holds a Master of Science in physiology from the University of Toronto.

About Skye Bioscience
Skye Bioscience Inc. is a biopharmaceutical company unlocking the pharmaceutical potential of cannabinoids through the development of its proprietary, cannabinoid-derived molecules to treat diseases with significant unmet needs. The company’s lead program, SBI-100, is focused on treating glaucoma, a disease with no cure and the world’s leading cause of irreversible blindness. For more information, please visit: www.skyebioscience.com.

CONTACT

Karam Takhar
VP, Corporate Development & Investor Relations
Email: ir@skyebioscience.com
Phone: (858) 410-0266

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding our product development, business strategy, timing of clinical trials and commercialization of cannabinoid-derived therapeutics. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “anticipated,” “plans,” “goal,” “focus,” “aims,” “intends,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” “would,” “may” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of Skye’s most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, Skye disclaims any intent or obligation to update these forward-looking statements.